FORM 10-SB/A

          GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS
                   ISSUERS PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             CancerOption.com, Inc.
                             ----------------------
             (Exact name of registrant as specified in its charter)

FLORIDA                                               65-0744370
-------                                               ----------
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)



          8300 North Hayden Road, Suite A203, Scottsdale, Arizona 85258
          -------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (480) 778-1618
                                                     -------------

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be  registered  pursuant to Section 12(g) of the Act:

                       100,000,000 Shares of Common Stock

                                TABLE OF CONTENTS

                                                                            Page

COVER PAGE                                                                     1

TABLE OF CONTENTS                                                              2

PART I

Item 1.  DESCRIPTION OF BUSINESS                                               3

Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS                                   5

Item 3.  DESCRIPTION OF PROPERTY                                               6

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
         OWNERSHIP AND MANAGEMENT                                              6

Item 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
         AND CONTROL PERSONS                                                   7

Item 6.  EXECUTIVE COMPENSATION                                                7

Item 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                        8

Item 8.  DESCRIPTION OF SECURITIES                                             8

PART II

Item 1.  MARKET PRICE OF AND DIVIDENDS OF THE REGISTRANT'S
         COMMON EQUITY AND OTHER STOCKHOLDER MATTERS                           9

Item 2.  LEGAL PROCEEDINGS                                                     9

Item 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                         9

Item 4.  RECENT SALES OF UNREGISTERED SECURITIES                               9

Item 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                            11

PART F/S - FINANCIAL STATEMENTS                                               11

PART III

Item 1.  INDEX TO EXHIBITS                                                    11

SIGNATURES                                                                    12

                                     PART I

The issuer has elected to follow Form 10-SB, Disclosure Alternative 2.

ITEM 1. DESCRIPTION OF BUSINESS

         CancerOption.com, Inc. ("CancerOption.com," the "Company") is a cancer-specific health care company that sells nutritional supplements and offers complementary cancer education to physicians, health care practitioners and cancer clinics. The Company was incorporated in Florida on April 17, 1997 under the name Pantheon Technologies, Inc. with an authorized capital of 100,000,000 shares of common stock at a par value of $0.001 per share and 1,000,000 shares of preferred stock at a par value of $0.0001 per share. The Company's name was changed to CancerOption.com, Inc. at a special shareholders' meeting on April 23, 1999. CancerOption.com is a development stage company.

CancerOption.com also offers the educational web site's, www.canceroption.com and www.breastcanceroption.com, which provide current cancer related information, interactive tools, clinic directory listing, support group directory and e-commerce.

Products
--------

         The Company's products are distributed from its principal place of business in Scottsdale, Arizona. The Company does not manufacture any products. It acts only as a reseller. The following is a list of the Company's products:

Product Description
-------------------

AngioSharkOption(TM) -- Pure liquid shark cartilage extract, a liquid dietary supplement. AngioSharkOption(TM)is 100% shark cartilage extracted using natural patented technology and placed in an oral system of liposomes.

BetaGlucanCAOP(TM)-- BetaGlucanCAOP(TM) is a particulate poly-glucose derived from the cell wall of Saccharomyces cerevisiae.

EncymeOption(TM) -- An enzyme supplement derived from porcine pancreatic concentrate.

FloraPlusOption(TM) -- FloraPlusOption(TM)with FOS contains nine combined strains of friendly intestinal bacteria, in a matrix of FOS (FructoOligoSaccharides), which aids in the restoration of friendly bacteria in the intestine and colon to fight parasitic fungus.

ImmuneEssentialCAOP(TM) -- ImmuneEssentialCAOP(TM) is derived from ozonated geranium flower oil, a non-toxic herbal extract.

ImmuneEssential     CAOP    (Topical)(TM)    --    A    topical    version    of
ImmuneEssentialCAOP(TM).

ImmuneOption(TM) -- ImmuneOption(TM)is a specially formulated, multi-nutraceutical, high potency nutritional support for the immune system. ImmuneOption(TM)contains over fifty (50) herbs and nutritional supplements to promote liver detoxification, modulate the immune system, and support the digestive system.

ImuPlus -- ImuPlus is a pre-digested protein.

ModifiedCitrusOption(TM)   --   ModifiedCitrusOption(TM)powder   is  a   complex
polysaccharide rich in galactosyl and other carbohydrate varieties. It is derived from pectin from apples and other fruits.

MultiOption(TM) -- A hypo-allergenic, complete vitamin/mineral formula.

OliveLeafOption(TM) -- OliveLeafOption(TM)is a natural food supplement obtained from selected extracts of the olive plant leave (Oleaeuopa), fortified with traces of Selenium.

PC Spes(TM) -- A mixture of 8 herbs used in Chinese medicine that aid in the support of the prostate.

ProstCareOption(TM)   --   ProstCareOption(TM)is   a   formulation   of   unique
standardized plant extracts, including saw palmetto and zinc.

SoyOption(TM) -- SoyOption(TM)is a traditional Chinese herbal combination derived from soybeans, containing concentrated genistein and isoflavones.

Super-C Option(TM)1000 -- An exclusive, patented formula designed to provide high levels of Vitamin C.

ThymusOption(TM)  --   ThymusOption(TM)is  an  organic  glandular  processed  by
lyophilization of glands derived from government-inspected, range-fed animals, raised in New Zealand or Australia without hormones or antibiotics.

Vita-C Option(TM) -- Vita-C Option(TM)is a non-corn derived vitamin C with calcium, magnesium, and potassium and a near neutral pH of 6.8.

BeTaC(TM) -- High purity, beet-derived liquid L-Ascorbic acid.

         All products are available through the Company's principal place of business, with a partial list of products available through the Company's web site, www.canceroption.com.

     The Company acquires its nutritional supplements through Immune Nutraceuticals, Inc. of Reno, Nevada. Immune Nutraceuticals, Inc. purchases products from a variety of manufacturers. There is no contract between the Company and Immune Nutraceuticals, Inc.

Intellectual Property
---------------------

         In July 1999, the Company applied with the Patent and Trademark Office to register and trademark its name and logo, as well as the names of the Company's nutritional supplements. The Company's name has been approved by an examiner, as have ImmuneOption(TM), ModifiedCitrusOption(TM), and OliveLeafOption(TM). All other applications are pending. To protect the Company's online content, it also filed an application under the "Digital Millennium Copyright Act" in January 2000. This application process is still pending.

Governmental Compliance
-----------------------

         The Company does not require any governmental approval for the education and research information carried on the Company's web site. The Company is not subject to any type of compliance as set out by the U.S. Food and Drug Administration (FDA) under the Dietary Supplement Health and Education Act (DSHEA) to sell its nutritional supplements. The Company, in compliance with the FDA, is required to note regarding these oral dietary supplements:

         Information and statements regarding dietary supplements have not been evaluated by the Food and Drug Administration and are not intended to diagnose, treat, cure, or prevent any disease.

         The Company's business model does not face any type of environmental issue at the federal, state, or local level.

Competition
-----------

     The Company currently competes with many nutritional supplement wholesalers. Major competitors of the Company include Metagenics, Inc., Thorne Research, Inc., Standard Process, Inc., Allergy Research Group, and Lane Laboratories. All of these companies sell Neutraceuticals to cancer clinics, physicians, and health care practitioners.

         Most of the Company's existing competitors have longer operating histories and greater name recognition, and some have significantly greater financial, technical, and marketing resources. This may allow some of the Company's competitors to devote greater resources than the Company to the development and promotion of their products. Some of the Company's competitors may also engage in more extensive marketing and advertising efforts and adopt more aggressive pricing policies.

         In addition,  the Company  competes with a number of Internet web sites that sell nutritional supplements online. The competition for e-commerce sales in the nutrition category is highly competitive and discount health web sites have emerged that focus on providing a large selection of nutritional supplements at discount prices.

         A partial list of the Company's online competitors for product sales follows:

                  1.       Mother Nature.com (http://www.mothernature.com)
                  2.       Drugstore.com (http://www.drugstore.com)
                  3.       Vitamin Shoppe (http://www.vitaminshoppe.com)
                  4.       PlanetRx.com (http://www.planetrx.com)
                  5.       eNutrition (http://www.enutrition.com)

         The following sites have cancer-specific information:

                  1.       Cancer Facts (http://www.cancerfacts.com)
                  2.       OncoLink ((http://www.oncolink.com)
                  3.       Cancer.org (http://www.cancer.org)
                  4.       Asco.org (http://www.asco.org)
                  5.       National Institute of Health (http://www.nih.gov)
                  6.       Cancer Guide (http://www.cancerguide.org)
                  7.       Cancer Education (http://www.cancereducation.com)
                  8.       911 Cancer (http://www.911cancer.com)

These sites have been in existence for some time and have been branding their names on the World Wide Web.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         CancerOption.com has generated revenues from operations beginning February 1, 2000. The Company's present efforts are to: (1) obtain sufficient capital to continue and grow operations; (2) develop and increase its market share; and (3) educate physicians and the public on the benefits of nutritional supplementation.

         In the last two fiscal years, the Company's cost of research and development of its business has been $528,000. All of these expenses have been borne by the Company through its shareholders, who provided the funding for equity. The Company has sufficient capital to enable it to operate at its normal capacity for the next four-and-a-half (4-1/2) months, including cash, accounts receivable, and projected revenues based on the Company's current 29% profit margin of current sales, averaging $65,610 per month. The Company expects to raise an additional $1,000,000 through the sale of equity, which will provide sufficient capital for the next twenty months.

         CancerOption.com currently has nine (9) full-time employees. The Company plans to subcontract out its marketing and investor relations and will hire staff for outside sales, warehousing, and related functions. The Company may require additional space for warehousing and offices as the sale of products increases.

ITEM 3.   DESCRIPTION OF PROPERTY

         The Company's principal place of business is at 8300 North Hayden Road, Suite A-203, Scottsdale, Arizona, 85258, with a sub-lease agreement for additional office space at 7332 East Butherus Drive, Suite 101, Scottsdale, Arizona, 85260.

         The principal offices consist of approximately 749 square feet leased at $1,292.30 per month. The current lease expires January 1, 2001, with an option to renew for an additional three years. The office is in excellent condition and there are no plans for renovation or improvement.

         The Butherus office is approximately 1,500 square feet at a rental rate of $2,690 per month, with an escalation clause each year. The Company is currently subleasing this space from private parties for three years, expiring April 1, 2001. The Company has an option to renew this lease for three additional years. The office is eight years old and in excellent condition. There are no plans for renovation or improvement.

         CancerOption.com does not own any property and there are no mortgages or loans outstanding. The Company carries adequate insurance coverage for both offices' content and equipment. CancerOption.com has no policies in place regarding investments made by the Company, but may elect to adopt such policies in the future.

ITEM 4.   SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT

         The following table sets forth, as of October 17, 2000, the beneficial ownership of the Company's common stock by each person known by the Company to own beneficially more than five percent (5%) of the Company's common stock outstanding as of such date and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

(1)                                 (2)                                         (3)                                (4)
Title of Class                      Name and Address of                         Amount and Nature                  Percent
                                    Of Beneficial Owner                         of Ownership                       of Class
                                    -------------------                         ------------                       --------
Common                              Arnold Takemoto                             3,000,000                          46%
                                    8300 N. Hayden Rd, Suite A203
                                    Scottsdale, Arizona 85260

Common                              Douglas Brodie                              100,000                            .02%
                                    601 West Moana Lane, Suite 3
                                    Reno, Nevada 89509

                                    Directors and Officers as a                 3,100,000                          47%
                                    Group (2 person)


ITEM 5.    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

         The following information sets forth the names of the officers and directors of the Company, their present positions with the Company and biographical information. There are no relations between the directors and officers of the Company.

ARNOLD TAKEMOTO (Age 56) President, Chief Executive Officer and Director. Mr. Takemoto has been President, Chief Executive Officer, and Director since March 22, 1999. He will remain as Chief Executive Officer at the discretion of the Board of Directors. Mr. Takemoto has been involved in his own private consulting business specializing in immunological disorders from 1992 to the present. He developed the proprietary, complementary cancer protocols and education material for physicians, health care practitioners, and cancer clinics.

DOUGLAS BRODIE, MD. (Age 76). Director. Dr. Brodie has been a Director since April 6, 1999. Dr. Brodie has had his own practice in Reno, Nevada, since 1982, providing cancer patients with alternative methods of supporting the immune system, along with traditional protocols. Dr. Brodie authored the book Cancer and Common Sense - Combining Science and Nature to Control Cancer, which is a guide to alternative treatment of cancer and degenerative diseases. Dr. Brodie also co-authored a portion of the book An Alternative Medicine Definitive Guide to Cancer by Burton Goldberg.

ITEM 6.    EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

         The following table describes the compensation of the Company's officers and directors:


       Annual Compensation                                                             Long Term Compensation

                                          Other                      Restricted          Options/    LTIP       Other
Name & Title         Year     Salary      Bonus    Annual Comp       Stock Award(s)      SARs (#)    Pay-Outs   Comp
------------         ----     ------      -----    -----------       --------------      -------     --------   ----
Arnold Takemoto      1998     0           0        0                 0                   0           0          0
President, CEO,      1999     0           0        $25,769.10*       3,000,000           0           0          0
& Director           2000     60,000      0        0                 0                   0           0          0
Dr. Douglas          1998     0           0        0                 0                   0           0          0
Brodie, Director     1999     0           0        0                 50,000              0           0          0
                     2000     0           0        0                 50,000              0           0          0

*Lease payments for vehicle paid in full from April 1999 to April 2001.

         In fiscal 1999, the aggregate amount of compensation paid to all executive officers and directors as a group for services in all capacities was approximately $25,769.10. No additional monies were paid to directors and officers in 1999. In fiscal 2000, the aggregate amount of compensation paid to all executive officers and directors as a group for services in all capacities will be approximately $60,000. No additional monies are expected to be paid to directors and officers in 2000.

Employment Contracts and Termination of Employment and Change in Control
------------------------------------------------------------------------
Arrangements
------------

         In March 1999, CancerOption.com entered into an employment contract with Roger Wist for the position of Vice President of Sales and Marketing and Director of the Company. Under the terms of this contract, Mr. Wist received 2,000,000 shares of common stock. On August 2, 1999, Mr. Wist resigned as Vice President of Sales and Marketing and Director for personal reasons. The
2,000,000 restricted shares held by Mr. Wist were transferred to Arnold Takemoto, the President, CEO, and Director of the Company, who at that time accepted the responsibility for Vice President of Sales and Marketing. On April 18, 2000, Mr. Takemoto relinquished the responsibilities of Vice President of Sales and Marketing and returned these shares to the corporate treasury.

         On May 10, 1999, CancerOption.com appointed Michael Quel, CPA, as Chief Financial Officer. Mr. Quel received 100,000 stock options at a strike price of $5.00, under the 1999 Stock Option Plan, for his services. On March 1, 2000, Mr. Quel resigned for personal reasons and all stock options under the 1999 Stock Option Plan were terminated.

     On January 3, 2000, the Company appointed Dr. Darryl See as Chief Medical Officer and as a Director. For his services, the Company issued 100,000 shares of common stock to Dr. See. On August 28, 2000, Dr. See resigned as Chief Medical Officer and Director for health reasons. On August 28, 2000, Dr. See returned 100,000 shares of restricted common stock to the corporate treasury.

     On April 14, 2000, the Company appointed Dr. Garth Nicolson, Ph.D., as Chairman of the Company's Scientific Advisory Board. The Company issued Dr. Nicolson 50,000 shares of common stock for his services. On August 26, 2000, Dr. Nicolson resigned from his position for personal reasons.

         On November 11, 1999, CancerOption.com appointed Larry Jordan as a Director of the Company. Mr. Jordan received 50,000 stock options at a strike price of $5.00 under the Company's 1999 Stock Option Plan for his services. Mr. Jordan tendered his resignation as Director effective August 10, 2000. All stock options under the 1999 Stock Option Plan were terminated.

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         No officer or director of the Company has had an interest in any corporate transaction.

ITEM 8.    DESCRIPTION OF SECURITIES

Common Stock
------------

         The Company has 100,000,000 common shares authorized at $0.001 par value per share. Holders of the Common Stock are entitled to one vote for each share held by them of record on the books of the Company in all matters to be voted on by the stockholders. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on Common Stock is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the future earnings, capital requirements and financial condition of the Company.

          The Company has not declared dividends on its Common Stock in the past and the management currently anticipates that retained earnings, if any, in the future will be applied to the expansion and development of the Company rather than the payment of dividends.

         The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock offered by the Company hereby will, when issued, be validly issued, fully paid and non-assessable.

Stock Options
-------------

         The Company has approved 1,000,000 shares under its 1999 Stock Option Plan. All stock options that were previously issued under the 1999 Stock Option Plan were cancelled. No stock options are currently issued.

                                     PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         The shares of the Company's stock are traded on the National Quotation Bureau's Pink Sheets under the symbol CAOP. The Company's common stock began trading on the OTC Bulletin Board on Sept 9, 1998 under the symbol PTTK. On May 10, 1999 the Company issued a name change and the common stock symbol changed to CAOP. The Company's stock was listed on the National Quotation Bureau's Pink Sheets on April 18, 2000. The following have been the high and low prices for the times indicated:

                  Date                               High              Low
                  July - September 2000              $1.12             $0.03
                  April - June 2000                  $1.87             $0.12
                  January - March 2000               $3.84             $1.50
                  October - December 1999            $5.12             $1.50
                  August - September 1999            $4.24             $3.24
                  April - June 1999                  $3.75             $1.75
                  January - March 1999               $2.37             $0.37
                  October - December 1998            $0.50             $0.28

         There are 2,000,000 share purchase warrants exercisable at $0.05 per share until September 18, 2001, and 166,000 share purchase warrants exercisable at $0.65 per share until March 1, 2003. There are no other convertible securities outstanding.

         As of October 12, 2000, there are thirty-eight (38) registered shareholders of the Company and 6,558,113 shares outstanding. Cede and Company is one of the registered shareholders and is holding shares on behalf of other shareholders in nominee form.

     There are no dividend restrictions on the Company. Market makers who have posted bids or offers during the period April 1996 to April 2000 are as follows:
Knight Securities, Inc., Herzong Heine Geduld, Inc., and Sharpe Capital Inc.

         As of October 17, 2000, the Company had 6,558,113 shares of common stock issued and outstanding, of which 3,100,000 are owned by officers and directors of the Company.

         There have been no cash dividends declared in the past two fiscal years.

ITEM 2.   LEGAL PROCEEDINGS

         There are no legal proceedings pending or threatened against the Corporation.

Preceding Issues
----------------

         In January 2000, the Securities and Exchange Commission (the "SEC") began a non-public fact-finding inquiry investigating the Company's business dealings. On September 6, 2000, the SEC instituted a public cease and desist order against the Company and its President, Arnold Takemoto, pursuant to
Section 21C of the Securities Exchange Act of 1934 (the "Exchange Act"). This has been published as Administrative Proceeding File No. 3-10275. An offer of settlement was accepted by the SEC wherein the Company and Mr. Takemoto neither admitted nor denied guilt. The Company and Mr. Takemoto were ordered to cease and desist from committing or causing any violations and any future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. No fine or other penalty was ordered. The Company continues to do business in the ordinary course and feels this order will have no materially negative effect on its business.

ITEM 3.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         At the Company's 1999 Annual General Meeting held June 4, 1999, the Board of Directors approved and the shareholders voted to change the auditors from Clancy & Co. to Berenfeld, Spritzer, Shechter & Sheer, an auditor who is familiar with Internet-related start-up businesses. The new auditors were appointed on July 13, 1999 for the fiscal year ending December 1999, the 2000 quarterly requirements, and the 2000 fiscal year ending December 31, 2000. There had been no disagreements with the previous auditor and the change was made only for convenience's sake.

ITEM 4.    RECENT SALES OF UNREGISTERED SECURITIES

         On June 1, 1997, the Company, in connection with a Rule 504, Regulation D offering, issued 200,000 shares of its common stock for cash at $0.25 per share or $50,000, less expenses of the offering of $5,500, for net proceeds of $44,500. These shares were issued to 104 unaccredited investors. The proceeds of this offering were used for the initial development of the Company's products and services.

         In September 1998, the Company, in connection with a Rule 504, Regulation D offering, issued 2,000,000 shares of common stock at $0.05 per share for a total offering of $100,000, less expenses of $3,500, for net proceeds of $96,500. This offering included a warrant exercisable into common stock at $0.05 per share expiring September 18, 2001. These shares were sold to sixteen unaccredited investors. The proceeds from the offering were used for exploration and development of the Company's products and services. As of this date, 360,000 warrants have been exercised and 1,640,000 warrants are outstanding from the offering.

         On October 13, 1998, the Company entered into a Public Relations agreement with Thor Equity Group, L.L.C. and issued 100,000 shares of common stock for services. On March 23, 2000, the Company discontinued its public relations contract with Thor Equity Group. Thor Equity Group returned 100,000 shares of common stock to the corporate treasury on October 17, 2000.

         On March 1, 1999, the Company, in connection with a Rule 504, Regulation D offering, issued 166,600 shares of common stock at $0.60 per share for cash of $100,000, less expenses of the offering of $3,500, for net proceeds of $96,500. This offering included a warrant exercisable for common stock at $0.65 per share until March 1, 2003. These shares were sold to one unaccredited investor. The proceeds from this offering were used for the development of the Company's Internet web site and for working capital. As of this date, no warrants have been exercised and 166,600 warrants are outstanding from this offering.

         In March 1999, the Company issued 3,000,000 shares of restricted common stock at $0.001 per share for services to Arnold Takemoto, President, CEO, and Director of the Company.

         Also in March 1999, the Company issued 2,000,000 shares of restricted common stock at $0.001 per share for services to Roger Wist, former Vice President of Sales and Marketing and Director of the Company. On August 2, 1999, Roger Wist resigned as Vice President of Sales and Marketing and from the Board of Directors, for personal reasons. The 2,000,000 restricted shares held by Mr. Wist were transferred to Mr. Arnold Takemoto, the President, CEO and Director of the Company. On April 18, 2000, Mr. Arnold Takemoto, President, CEO and Director of the Company returned 2,000,000 shares of restricted common stock to the corporate treasury.

         On August 18, 1999, the Company, in connection with a Rule 504, Regulation D offering, authorized the sale of 128,000 restricted shares at $2.50 per share for a total of $320,000, less expenses of the offering of $5,000, for net proceeds of $315,000. Each share carried a warrant at a conversion price of $2.35 per share expiring August 18, 2002. All shares were sold to two accredited investors. The proceeds from this offering were used for development of the Company's products and services. As of this date, no warrants have been exercised and 128,000 warrants are outstanding from the offering.

         On September 14, 1999, the Company issued 1,000 shares of common stock to Mr. Akitsugu Moriyama, Scientific Advisory Board Member, for services rendered.

         In December, 1999, 360,000 warrants were exercised and converted into common shares at $0.05 per share, resulting in net proceeds to the Company of $18,000 which were used for development of the Company's products and services.

     On January 3, 2000, the Company issued 100,000 shares of common stock to Dr. Darryl See, M.D., former Chief Medical Officer, for services rendered. On August 28, 2000, Dr. See returned 100,000 shares of restricted common stock to the corporate treasury.

     On April 14, 2000, the Company issued 50,000 shares of common stock to Dr. Garth Nicolson, Ph.D., former Chairman of the Scientific Advisory Board. On August 26, 2000, Dr. Nicolson resigned as Chairman of the Advisory Board.

         On June 6, 2000, the Company issued 386 shares of common stock to Mitchell R. Fielder for web site placement services rendered March 1, 2000 through May 31, 2000. Also on this date, the Company issued 18,343 shares of its common stock to Michael Guthrie for editorial services rendered from January 15, 2000 through July 31, 2000 and 100,000 shares of common stock were issued to Kaufman & Associates for services rendered from June 1, 2000 through December 1, 2000.

         On October 11, 2000, the Company issued 133,784 shares of restricted stock to Rory Boyes-Varley in exchange for $49,500 at $0.37 per share for financing to the Company. Also on October 11, 2000, the Company issued 100,000 shares to Dr. Douglas Brodie, Director of the Company, in exchange for his services on the Board of Directors during 1999 and 2000.

ITEM 5.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Directors and Officers, their heirs, executors, and administrators, of the Company are indemnified as provided under the Florida Statutes and pursuant to the Bylaws of the Company. This indemnification, as described in
Article VII, Section I of the Bylaws, includes "as authorized by current and future legislation or judicial or administrative decision against all fines, liabilities, costs, and expenses, including attorneys' fees."

                                    PART F/S
                              FINANCIAL STATEMENTS

                             CANCEROPTION.COM INC.
                                 BALANCE SHEET
                                   (Unaudited)
                               As of June 30, 2000

                                                                June 30, 2000
                                                                -------------
ASSETS
    Current Assets
        Checking/Savings
            Cash -- Bank of America                                44,676.63
            Cash -- Bank of America Merchant                        6,634.36
            Cash -- Canadian Funds                                  2,678.10
            Cash -- Wells Fargo                                     1,340.66
                                                                  ----------
        Total Checking/Savings                                     55,329.75

    Accounts Receivable
        Accounts Receivable                                       117,923.80
                                                                  ----------
    Total Accounts Receivable                                     117,923.80

        Other Current Assets
            Due From Shareholder                                   19,414.36
            Employee Advances                                       2,000.00
            Inventory -- Supplements                               66,954.07
            Inventory -- Supplies                                     168.39
                                                                      ------
        Total Other Current Assets                                 88,536.82
                                                                   ---------

    Total Current Assets                                          261,790.37

    Fixed Assets
        Computer Software                                           7,301.91
        Equipment                                                  31,125.45
        Equipment -- Canada                                         3,293.75
        Furniture and Displays                                     33,756.47
        Less Accum Depr                                           (11,718.00)
                                                                   ---------
    Total Fixed Assets                                             63,759.58

    Other Assets
        Accumulated Amortization                                     (200.00)
        Prepaid Expense -- Labels                                  10,241.40
        Prepaid Expense                                             6,302.02
        Prepaid Vehicle Lease                                      10,737.04
        Trademarks                                                 12,648.00
        Trademarks -- Amortization                                   (402.00)
                                                                     -------
    Total Other Assets                                             39,326.46
                                                                   ---------

TOTAL ASSETS                                                      364,876.41
                                                                  ==========

LIABILITIES & EQUITY
    Liabilities
        Current Liabilities
            Accounts Payable
                Accounts Payable                                   54,897.85
                                                                   ---------
            Total Accounts Payable                                 54,897.85

            Other Current Liabilities
                 Accrued Expense                                    8,736.39
                 Withheld and Accrued P/R Taxes
                     Canadian Taxes Withheld                            6.48
                     FUTA Tax Payable                                  96.00
                                                                       -----
                 Total Withheld & Accrued P/R Taxes                   102.48
                                                                      ------

            Total Other Current Liabilities                         8,838.87
                                                                    --------

        Total Current Liabilities                                  63,736.72
                                                                   ---------

    Total Liabilities                                              63,736.72

    Equity
        Common Stock                                                6,305.60
        Paid-in Capital                                         1,236,244.41
        Retained Earnings                                        (569,881.00)
        Net Income                                               (371,529.32)
                                                                 -----------
    Total Equity                                                  301,139.69
                                                                  ----------

TOTAL LIABILITIES & EQUITY                                        364,876.41
                                                                  ==========

                             CANCEROPTION.COM, INC.
                                 PROFIT & LOSS
                                   (Unaudited)
                             April through June 2000

                                                                Apr-June 2000    Jan-June 2000
                                                                ------------     -------------
Ordinary Income/Expense
        Income
            Sales                                                 182,196.06     291,196.06
                                                                  ----------     ----------
        Total Income                                              182,196.06     291,196.06

        Cost of Goods Sold
            Cost of Products                                      128,910.00     194,615.98
            Product Labels                                          1,315.30       1,315.30
                                                                    --------       --------
        Total COGS                                                130,255.30     195,931.28
                                                                  ----------     ----------

   Gross Profit                                                    51,970.76      95,264.78

        Expense
            Advertising                                            10,740.00      51,373.53
            Amortization Expense                                      100.00         200.00
            Automobile Expense                                      4,140.89       7,362.08
            Bank Charge - Canada                                      130.46         339.02
            Bank Service Charges                                    1,383.29       2,273.75
            Conference & Seminars                                  33,410.07      39,335.07
            Consulting Fees
                Investor Relations                                      0.00      52,500.00
                Other                                                  35.00       2,000.17
                Consulting Fees -- Other                              855.00       1,415.00
                                                                      ------       --------
            Total Consulting Fees                                     890.00      55,915.17

            Depreciation Expense                                    3,000.00       6,000.00
            Dues and Subscriptions                                    264.87         734.87
            Education                                                  63.75          63.75
            Employee Leasing
                Fees                                               15,784.07      17,539.56
                Employee Leasing - 0ther                           75,244.15      86,558.75
                                                                   ---------      ---------
            Total Employee Leasing                                 91,028.22     104,098.31

            Equipment Rental                                            0.00         374.32
            Insurance
                Automobile                                              0.00         508.10
                                                                      ------         ------
            Total Insurance                                             0.00         508.10

            Interest Expense                                           47.32          64.77
            Licenses and Permits                                       50.00         657.75
            Miscellaneous                                             853.58         853.58
            Office Supplies                                         6,418.71       9,571.77
            On-Line Service                                            59.85         144.60
            Payroll Exp -- Canadian                                 2,833.32      11,953.96
            Payroll Exp -- Medical Premiums                             0.00         489.00
            Payroll Exp -- Salaries                                     0.00      14,142.62
            Payroll Taxes                                               0.00       1,398.57
            Payroll Taxes -- Canada                                   194.32         810.17
            Postage and Delivery                                   12,898.41      18,666.63
            Postage and Delivery -- Canada                              0.00         341.50
            Press Releases
                Business Wires                                        675.00       2,530.00
                CNN                                                     0.00         352.50
                                                                        ----         ------
            Total Press Releases                                      675.00       2,530.00

            Printing and Reproduction                               1,803.73      13,775.00
            Professional Fees
                Accounting                                          9,300.00      13,775.00
                Legal Fees                                          7,984.30      14,444.46
                                                                    --------      ---------
            Total Professional Fees                                17,284.30      28,219.46

            Promotion and Marketing                                 9,405.71      12,647.38
            Rent                                                      863.20         863.20
            Telephone                                               5,596.84      12,366.28
            Transfer Fees                                              54.00         474.00
            Travel & Ent
                Entertainment                                         221.36         221.36
                Meals                                               4,636.54       5,538.81
                Travel                                              8,821.41      18,767.52
                Travel & Ent -- Other                               4,259.53       4,259.53
                                                                    --------       --------
            Total Travel & Ent                                     17,938.84      28,787.22

            Uncategorized Expenses                                      0.00           0.00
            Web Design
                Content Fees                                      12,500.00       21,175.00
                Search Engine                                      6,270.00        7,215.00
                Web Design -- Other                                4,364.74        5,684.74
                                                                   --------        --------
            Total Web Design                                      23,134.74       34,074.74
                                                                  ---------       ---------

        Total Expense                                             258,239.78     466,782.09
                                                                  ----------     ----------

    Net Ordinary Income                                          (206,269.02)   (371,517.31)

    Other Income/Expense
        Other Income
            Gain/Loss Currency Exchange                              (832.38)     (3,421.99)
            Interest Income                                           250.88       3,409.98
                                                                      ------       --------
        Total Other Income                                           (581.50)        (12.01)
                                                                      ------

    Net Other Income                                                 (581.50)        (12.01)
                                                                      ------         -------

Net Income                                                       (206,850.52)   (371,529.32)
                                                                 ============   ============

                             CANCEROPTION.COM INC.
                                 BALANCE SHEET
                                   (Unaudited)
                              As of March 31, 2000

                                                                March 31, 2000
                                                                --------------
ASSETS
    Current Assets
        Checking/Savings
            Cash -- Bank of America                               105,437.76
            Cash -- Bank of America Merchant                        8,627.03
            Cash -- Canada -- US Funds                            164,61.19
            Cash -- Canadian Funds                                119,203.50
            Cash -- Wells Fargo                                     1,929.91
                                                                  ----------
        Total Checking/Savings                                    399,811.39

    Accounts Receivable
        Accounts Receivable                                        76,340.25
                                                                   ---------
    Total Accounts Receivable                                      76,340.25

        Other Current Assets
            Due From Shareholder                                   19,414.36
            Inventory -- Supplements                               24,750.58
            Inventory -- Supplies                                     168.39
                                                                      ------
        Total Other Current Assets                                 44,333.33
                                                                   ---------

    Total Current Assets                                          520,484.97

    Fixed Assets
        Computer Software                                           4,494.00
        Equipment                                                  23,217.51
        Equipment -- Canada                                         3,293.75
        Less Accum Depr                                            (8,718.00)
                                                                   ------
    Total Fixed Assets                                             22,287.26

    Other Assets
        Accumulated Amortization                                     (100)
        Prepaid Expense -- Labels                                  11,241.40
        Prepaid Expense                                             3,225.53
        Prepaid Vehicle Lease                                      13,958.23
        Trademarks                                                 12,648.00
        Trademarks -- Amortization                                   (402)
                                                                     ----
    Total Other Assets                                             40,571.16
                                                                   ---------

TOTAL ASSETS                                                      583,343.39
                                                                  ==========

LIABILITIES & EQUITY
    Liabilities
        Current Liabilities
            Accounts Payable
                Accounts Payable                                   67,750.92
                                                                   ---------
            Total Accounts Payable                                 67,750.92

            Other Current Liabilities
                 Accrued Expense
                     Accounting                                     5,700.00
                                                                    --------
                 Total Accrued Expense                              5,700.00

                 Withheld and Accrued P/R Taxes
                     AZ State Tax Withheld                            176.40
                     AZ SUTA Payable                                  324.00
                     Canadian Taxes Withheld                            6.48
                     Federal Tax Withheld                             630.00
                     FICA & Medicare Taxes Withheld                   669.38
                     FUTA Tax Payable                                  96.00
                                                                       -----
                 Total Withheld & Accrued P/R Taxes                 1,902.26
                                                                    --------

            Total Other Current Liabilities                         7,602.26
                                                                    --------

        Total Current Liabilities                                  75,353.18
                                                                   ---------

    Total Liabilities                                              75,353.18

    Equity
        Common Stock                                                6,306.60
        Paid-in Capital                                         1,236,244.41
        Retained Earnings                                        (569,881.00)
        Net Income                                               (164,678.80)
                                                                 -----------
    Total Equity                                                  583,343.39
                                                                  ----------

TOTAL LIABILITIES & EQUITY                                        583,343.39
                                                                  ==========

                             CANCEROPTION.COM, INC.
                                 PROFIT & LOSS
                                   (Unaudited)
                           January through March 2000

                                                                Jan-Mar 2000
                                                                ------------
Ordinary Income/Expense
        Income
            Sales                                                 109,000.00
                                                                  ----------
        Total Income                                              109,000.00

        Cost of Goods Sold
            Cost of Products                                       65,705.98
                                                                   ---------
        Total COGS                                                 65,705.98
                                                                   ---------

   Gross Profit                                                    43,294.02

        Expense
            Advertising                                            40,633.53
            Amortization Expense                                      100
            Automobile Expense                                      3,221.19
            Bank Charge - Canada                                      208.56
            Bank Service Charges                                      890.46
            Conference & Seminars                                   5,925.00
            Consulting Fees
                Investor Relations                                 52,500.00
                Other                                               1,965.17
                Consulting Fees -- Other                              560.00
                                                                      ------
            Total Consulting Fees                                  55,025.17

            Depreciation Expense                                    3,000.00
            Dues and Subscriptions                                    470.00
            Employee Leasing
                Fees                                                1,755.49
                Employee Leasing - 0ther                           11,314.60
                                                                   ---------
            Total Employee Leasing                                 13,070.09
            Equipment Rental                                          374.32
            Insurance
                Automobile                                            508.10
                                                                      ------
            Total Insurance                                           508.10

            Interest Expense                                           17.45
            Licenses and Permits                                      607.75
            Miscellaneous                                               0.00
            Office Supplies                                         3,153.06
            On-Line Service                                            84.75
            Payroll Exp -- Canadian                                 9,120.64
            Payroll Exp -- Medical Premiums                           489.00
            Payroll Exp -- Salaries                                14,142.62
            Payroll Taxes                                           1,398.57
            Payroll Taxes -- Canada                                   615.85
            Postage and Delivery                                    5,768.22
            Postage and Delivery -- Canada                            341.50
            Press Releases
                Business Wires                                      1,855.00
                CNN                                                   352.50
                                                                    --------
            Total Press Releases                                    2,207.50

            Printing and Reproduction                                 137.39
            Professional Fees
                Accounting                                          4,475.00
                Legal Fees                                          6,460.16
                                                                    --------
            Total Professional Fees                                10,935.16

            Promotion and Marketing                                 3,241.67
            Rent                                                    3,876.94
            Telephone                                               6,769.44
            Transfer Fees                                             420.00
            Travel & Ent
                Meals                                                 902.27
                Travel                                              9,946.11
                                                                    --------
            Total Travel & Ent                                     10,848.38

            Web Design
                Content Fees                                       8,675.00
                Search Engine                                        945.00
                Web Design -- Other                                1,320.00
                                                                   --------
            Total Web Design                                      10,940.00
                                                                  ---------

        Total Expense                                             208,542.31
                                                                  ----------

    Net Ordinary Income                                          (165,248.29)

    Other Income/Expense
        Other Income
            Gain/Loss Currency Exchange                            (2,589.61)
            Interest Income                                         3,159.10
                                                                    --------
        Total Other Income                                            569.49
                                                                      ------

    Net Other Income                                                  569.49
                                                                      ------

Net Income                                                       (164,678.80)
                                                                 ============

                             CANCEROPTION.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

                             CANCEROPTION.COM, INC.

                                TABLE OF CONTENTS

INDEPENDENT AUDITORS' REPORT ................................................. 1

BALANCE SHEETS ..............................................................2-3

STATEMENTS 0F OPERATIONS...................................................... 4

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY ...............................5-6

STATEMENTS OF CASH FLOWS ....................................................7-8

NOTES TO FINANCIAL STATEMENTS ..............................................9-21

                          INDEPENDENT AUDITORS' REPORT

To the stockholders and
  Board of Directors
Canceroption.com, Inc.
(A Development Stage Company)
Scottsdale, Arizona


We have audited the accompanying balance sheet of CancerOption.com, Inc. (a development stage company) as of December 31, 1999, and the related statemenof operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of CancerOption.com, Inc. as of December 31, 1998, and for the year then ended and for the cumulative period April 17, 1997, (inception) to December 31, 1998, were audited by other auditors whose report dated April 30, 1999, .expressed an unqualified opinion on those statements.

Ale conducted our audit in accordance with,generally accepted auditing. standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material. znisstatement.. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canoe rOption.com, Inc. as of, December 31, 1999, and the results of its operations and its cash flows for the year then ended, and for the cumulative period April 17, 1997(inception,) to December 31, 1999. in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is a development stage company. The realization of major portion of its assets is dependent upon its ability to meet its future; financing requirements, and the success of future operations, These factors. raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from is uncertainty.

/s/ Berenfeld, Spritzer, Shechter, and Sheer
--------------------------------------------
Berenfeld, Spritzer, Shechter, and Sheer
Miami, Florida

March 31, 2000

7700 North Kendall Drive, Penthouse Five, Miami, Florida 33156
Telephone: (305) 274-4600 Telefax: (305) 274-5139
E-Mail:cpamia(R)aol.como  Website: http://www.bss-cpa.com

                             CANCEROPTION.COM, INC.

                          A DEVELOPMENT STAGE COMPANY

                                 BALANCE SHEETS

                                     ASSETS

                                                                                              December 31,
                                                                                1999                      2000
                                                                                ----                      ----
CURRENT ASSETS:
Cash                                                                              $      609,519          $         244
Inventories                                                                               28,205                      0
Supplies                                                                                  11,241
Prepaid expenses                                                                          20,405                      0
Stock subscription receivable                                                                  0                 50,500
                                                                                               -                 ------
    Total Current Assets                                                                 669,370                 50,744
                                                                                         -------                 ------

PROPERTY AND EQUIPMENT

Less accumulated depreciation of $5,718                                                   23,415                      0
                                                                                          ------                      -

OTHER ASSETS:

Trademarks, net of accumulated
     amortization of $402                                                                 11,651                      0
Loans and advances - shareholders                                                         12,236                      0
                                                                                          ------                      -

    Total Other Assets                                                                    23,887                      0
                                                                                          ------                      -

TOTAL ASSETS                                                                      $     716, 672          $     50, 744
                                                                                   =============           ============

The accompanying notes are an integral part of these financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                                         DECEMBER 31,

                                                                                1999                   1998
                                                                                ----                   ----
CURRENT LIABILITIES:

    Accounts payable                                                            $     14,845           $       750
    Accrued expenses parable                                                          26,500                     0
    Payroll taxes payable                                                              2,158                     0
                                                                                       -----                     -
        Total Current Liabilities                                                     43,503                   750
Stockholders' Equity
    Preferred stock: $0.0001 par value, 1,000,000 shares
      authorized; 0 issued and outstanding                                                 0                     0
    Common stock: $0.001 par value, 100,000,000 shares
      authorized; 6, 305, 600 and 5, 200, 000 ,issued and
      outstanding as of December 31, 1999 and 1998                                     6,306                 5,200
      respectively

    Additional paid-in capital                                                     1,236,244               147,800
    Deficit accumulated during the
      the development stage                                                         (569,381)             (103,006)
                                                                                    --------              --------

Total Stockholders' Equity                                                           673,169                49,994
                                                                                     -------                ------

Total Liabilities and Stockholders' Equity                                      $    716,672         $      50,744
                                                                                ============         =============


The accompanying notes are an integral part of these financial statements.

                             CANCEROPTION.COM, INC.

                          A DEVELOPMENT STAGE COMPANY

                            STATEMENT OF OPERATIONS



                                                            FOR THE YEAR            FOR THE YEAR              APRIL 11, 1997
                                                                ENDED                  ENDED                    (INCEPTION)
                                                          DECEMBER 31, 1999       DECEMBER 31, 1998        TO DECEMBER 31, 1999
                                                          -----------------       -----------------        --------------------
DEVELOPMENT STAGE REVENUES                                $      14,332              $      3,500               $     29,832

COST OF GOODS SOLD                                               11,049                         0                     11,049
                                                                 ------                         -                     ------

GROSS PROFIT                                                      3,282                     3,500                     18,783
                                                                  -----                     -----                     ------

GENERAL AND ADMINISTRATIVE EXPENSES:

  Bad debt expense                                                    0                    12,000                     12,000
  Consulting fees                                               221,270                    49,500                    317,271
  Payroll                                                        31,766                         0                     31,766
  professional fees                                              36,570                     4,438                     43,543
  Travel and entertainment                                       47,250                         0                     47,250
  Web design                                                     48,659                         0                     48,659
  Other                                                          85,327                     2,335                     89,708
                                                                 ------                     -----                     ------

    Total General and Administrative Expenses                   470,842                    68,273                    590,797
                                                                -------                    ------                    -------

DEVELOPMENT STAGE LOSS
  BEFORE OTHER INCOME                                          (467,560)                  (64,773)                  (571,414)
                                                               --------                   -------                   --------

OTHER INCOME:

  Miscellaneous                                                     108                         0                        108
  Internet income                                                 1,077                        35                      1,925
                                                                  -----                        --                      -----

    Total Other Income                                            1,185                        35                      2,033
                                                                  -----                        --                      -----

NET DEVELOPMENT STAGE LOSS                                $    (466,375)             $    (64,738)              $   (569,381)
                                                          =============              ============               ============


NET LOSS PER WEIGHTED SHARE OF
  COMMON STOCK                                            $      (0.086)             $     (0.017)              $     (0.158)
                                                          =============              ============               ============


WEIGHTED SHARES OF COMMON STOCK AND
  COMMON STOCK EQUIVALENTS OUTSTANDING:

  BASIC                                                       5,453,082                 3,866,666                  3,598,702
                                                              =========                 =========                  =========

  FULLY DILUTED                                                     N/A                       N/A                        N/A
                                                              =========                 =========                  =========


The accompanying notes are an integral part of these financial statements.

                             CANCEROPTION.COM, INC.

                          A DEVELOPMENT STAGE COMPANY

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

         FOR THE PERIOD APRIL 17, 1997 (INCEPTION) TO DECEMBER 31, 1999


                                                                                       DEFICIT
                                                                                       ACCUMULATED
                                                                       ADDITIONAL      DURING THE
                                            COMMON STOCK               PAID-IN         DEVELOPMENT
                                        SHARES          AMOUNT         CAPITAL         STAGE             TOTAL
                                        ------          ------         -------         -----             -----
Balance, April 17, 1997 (inception)             0       $      0       $          0    $         0       $         0

Restricted common stock issued to
  founder for managerial services       3,000,000          3,000                  0              0             3,000

Sale and issuance of common stock         200,000            200             49,800              0            50,000

Deficit accumulated during the
   development stage for the
   period April 17, 1997 (inception)
   to December 31, 1997                         0              0                  0        (38,268)          (38,268)
               --- ----                         -              -                  -        -------           -------

Balance, December 31, 1997              3,200,000          3,200             49,800        (38,268)           14,732

Sale and issuance of common stock
   and warrants                         2,000,000          2,000             98,000              0           100,000

Deficit accumulated during the
   development stage for the year
   ended December 31, 1998                      0              0                  0        (64,738)          (64,738)
                  --- ----                      -              -                  -        -------           -------

Balance, December 31, 1998              5,200,000       $  5,200        $   147,800    $ ( 103,006)      $    49,994
                  --- ----              ---------       --------        -----------    -----------       -----------

The accompanying notes are an integral part of these financial statements.

                             CANCEROPTION.COM, INC.

                          A DEVELOPMENT STAGE COMPANY

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

         FOR THE PERIOD APRIL 17, 1997 (INCEPTION) TO DECEMBER 31, 1999


                                                                                       DEFICIT
                                                                                       ACCUMULATED
                                                                       ADDITIONAL      DURING THE
                                            COMMON STOCK               PAID-IN         DEVELOPMENT
                                        SHARES          AMOUNT         CAPITAL         STAGE             TOTAL
                                        ------          ------         -------         -----             -----
Balance, December 31, 1998              5,200,000       $  5,200        $   147,800    $ ( 103,006)      $    49,994

Sale and issuance of common stock
    and warrants                          166,600            167             99,833              0           100,000

Sale and issuance of restricted common
    stock and warrants                    128,000            128            320,172              0           320,000

Restricted common stock issued for
    consulting services                     1,000              1              1,249              0             1,250

Restricted common stock issued for
    consulting services to related
    party                                 100,000            100            124,900              0           125,000

Sale and issuance of restricted
    common stock and warrants             350,000            350            524,650              0           525,000

Common stock issued for warrants
    exercised for common stock            360,000            360             17,640              0            18,000

Deficit accumulated during the
    development stage for the year
    ended December 31, 1999                     0              0                  0       (466,375)         (466,375)
                                                -              -                  -       --------          --------

Balance, December 31, 1999              6,305,600          6,306          1,236,244       (569,381)          673,169
                                        =========          =====          =========       ========           =======

                             CANCEROPTION.COM, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH

                                                                                                        FOR THE PERIOD
                                                                                                        APRIL 17, 1997
                                                              FOR THE YEARS ENDED DECEMBER 31,          (INCEPTION)
                                                              1999                  1998                TO DECEMBER 31, 1999
                                                              ----                  ----                --------------------
OPERATING ACTIVITIES:
    Deficit accumulated during the
      development stage                                       $ (466,375)           $ (64,738)          $   (569,381)

Adjustments to reconcile net loss to
   net cash used by operations:

    Amortization                                                     402                    0                    402
    Depreciation                                                   5,718                    0                  5,718
    Bad debt expense                                                   0               12,000                      0
    Increase in inventories                                      (28,205)                   0                (28,205)
    Common stock issued for management services                  126,250                    0                129,250
    Increase in prepaid expenses                                 (31,646)                   0                (31,646)
    (Increase) decrease in stock subscription receivable          50,500              (50,500)                     0
    Increase in accrued expenses                                  26,500                    0                 26,500
    Increase in accounts payable                                  14,095                  750                 14,845
    Increase in payroll taxes payable                              2,158                    0                  2,158
                                                                   -----                    -                  -----

       Net Cash Used by
         Operating Activities                                   (300,603)            (102,488)              (450,359)
                                                                --------             --------               --------

INVESTING ACTIVITIES:

   Acquisition of property and equipment                         (29,133)                   0               (29,133)
   Costs expended for trademarks                                 (12,053)                   0               (12,053)
                                                                 -------                    -               -------

       Net Cash Used for
         Investing Activities                                    (41,106)                   0               (41,188)
                                                                 -------                    -               -------

FINANCING ACTIVITIES:

   Proceeds from the issuance of
     common stock                                                963,300              100,000             1,113,300
   Loans to shareholders                                         (12,236)                   0               (12,236)
                                                                 -------                    -               -------

       Net cash provided by
         Financing Activities                                    951,064              100,000             1,101,064
                                                                 -------              -------             ---------

NET INCREASE (DECREASE) IN CASH                                  609,275               (2,488)              609,519

CASH, BEGINNING OF PERIOD                                            244                2,732                     0
                                                                     ---                -----                     -

CASH, ENDING OF PERIOD                                        $  609,519            $     244           $   609,519
                                                              ==========            =========           ===========

The accompanying notes are an integral pert of these financial statements.

                             CANCEROPTION.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

           FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998 AND FOR THE
           ----------------------------------------------------------

         CUMULATIVE PERIOD MAY 5, 1997 (INCEPTION) TO DECEMBER 31, 1999
         ---------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

   During the years ended December 31, 1999 and 1998, and for the cumulative period April 17, 1997 (inception) to December 31, 1999, the Company did not pay any interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

   The Company entered into the following non-cash transactions:

   During the period April 17, 1997 (inception) through December 31., 1997 the Company issued 3,000,000 restricted shares of common stock in consideration for management services provided by the founders of the Company. These transactions were valued at 93,000.

   In August, 1999, the Company issued 1,000 shares of restricted common stock to Dr. Akitsugu Moriyama in consideration for management services. This transaction was valued at $1,250.

   In October, 1999, the Company issued 100,000 shares of restricted common stock in consideration for consulting and investor relation services to Thor Equity Group, LLC, a related party. This transaction was valued at $125,000-

The accompanying notes are an integral pert of these financial statements.

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 1 -  NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          ORGANIZATION

          CancerOption.com, Inc. ("the Company"), formerly Pantheon Technologies, Inc., was incorporated on April 17, ,1997, under the laws of the State of Florida. The Company's primary objective is to position itself as an internet provider of educational and research information for various types of cancers and cancer treatments. The Company intends to sell nutritional supplements and other products to doctors, hospitals, special clinics and healthcare facilities through the internet.

          INVENTORIES

          Inventories, consisting of vitamins and supplements, are stated at the lower of cost or market value. Cost is determined using the first-in first-out method.

          PROPERTY AND EQUIPMENT

          Property and equipment is recorded at cost. Maintenance and repairs are charged to operations as incurred. Depreciation is calculated on an accelerated method over the assets' remaining useful lives.

          ADVERTISING COSTS

          Advertising and promotional costs are charged to operations as incurred.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reporting periods. Accordingly, actual results could differ from those estimates.

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 1 - NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

          CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, the Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

          CARRYING VALUES OF LONG-LIVED ASSETS

          The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment. Whenever events or changes in circumstances indicate that the carrying values of assets may not be recoverable, the Company will reduce such values and charge operations in the period the impairment occurs.

          INCOME TAXES

          The Company utilizes Statement on Financial Accounting Standard ("SPAS") No. 109, "Accounting fox Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements ox tax returns. Under this method, deferred income taxes axe recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established where necessary to reduce deferred tax assets to amounts expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities because the deferred tax allowance offsets deferred tax assets in their entirety.

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 1 - NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

          NET LOSS PER SHARE

          The Company has adopted SFAS No. 128 "Earnings Per Share". Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments, only if they axe dilutive in nature with regards to earnings per share. Since the Company has incurred net losses for all periods, basic loss per share and diluted loss per share are the same.

NOTE 2 -  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In June, 1997, the Financial-Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in financial statements and to display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SEAS No. 130 has no material effect on the Company's financial statements.

          In June, 1997, the FASB issued SFAS No. 1,31, "Disclosure About Segments of an Enterprise and Related Information". This statement establishes additional standards for segment reporting in financial statements and is effective for financial statements issued for fiscal years beginning after. December 1,5, 1997. Management believes that SFAS No. 131 does

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


NOTE 2 -  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONT'D)

          not have a material effect on the Company's financial statements.

          In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting for Costs of Start-Up Activities", ("SOP 98-5"). The Company is required to expense all start-up costs related to new operations as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company's adoption did not have a material impact on the Company's financial position or results of operations.

          SEAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for financial statements issued for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Management does not believe that SFAS No. 133 will have a material effect on its financial position or results of operations.

          SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprises", is effective for financial statements issued in the first fiscal quarter beginning after December 15, 1998. This statement is not applicable to the Company.

          SEAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections", is effective for financial statements issued for fiscal years beginning in February, 1999. This statement is not applicable to the Company.

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 3 - DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

          The Company's initial activities have been devoted to developing a business plan, negotiating contracts and raising capital for future operations and administrative functions.

          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stagy losses from April 17, 1997 (,inception) to December 31, 1999, were $569,381. The Company's cash flow requirements have been met by contributions of capital and accounts payable. The possibility exists that these sources of financing will not continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

          The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continae as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain additional paid-in capital, and to ultimately attain profitability.

          The Company has formulated a new business model in order to emerge from the development stage and become a viable selfsustaining business. Management intends to attend various medical conferences to raise awareness of its products and research studies. In February, 2000, the Company launched its internet portal in order to increase product sales. The Company also intends to conduct cancer workshops to teach doctors how to treat advanced Stage III and Stage IV cancers using a non-toxic, non-invasive complementary nutraceutical approach utilizing oral and IV techniques.

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 4 - INVENTORIES

          Inventories as of December 31, 1999 and 1998, consisted of the following:

                                                    1999             1998
                                                    ----             ----
          Vitamins and supplements                  $ 28,037         $         0
          Other supplies                                 168                   0
                                                         ---                   -

             Total Inventories                      $ 28,205         $         0
                                                    ========         ===========

NOTE 5 - PREPAID EXPENSE

          Prepaid expenses as of December 31, 1999 and 1998, consisted of the following:

                                                    1999             1998
                                                    ----             ----
          Prepaid vehicle lease                     $    17,180      $         0
          Prepaid travel                                  3,225                0
                                                          -----                -

          Total Prepaid Expenses                    $    20,405      $         0
                                                    ===========      ===========


NOTE 6 - PROPERTY AND EQUIPMENT

         Property and equipment and related depreciation consisted of the following as of December 31, 1999 and 1998:

                                                    1999             1998
                                                    ----             ----
         Office furniture and equipment             $   24,639       $         0
         Computer software                               4,494                 0
                                                         -----                 -

             Total Property and Equipment               29,133                 0

         Accumulated depreciation                       (5,718)                0
                                                        ------                 -

             Net Property and Equipment             $   23,415       $         0
                                                    ==========       ===========

         Depreciation Expense                       $    5,718       $         0
                                                    ==========       ===========

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 7 -  DEFERRED IN-COME TAXES

          The Company has a carryforward loss for income tax purposes of $569,381 that may be offset against future taxable income. The carry forward loss expires at various times through the year 2019. Due to the uncertainty regarding the success of future operations, management has valued the deferred tax asset allowance at 100 of the related deferred tax asset. The deferred tax assets and valuation allowances as of December 31, 1999 and 1998, consisted of the following:

                                                            1999                1998
                                                            ----                ----
          Deferred tax assets arising
           from net operating losses                        $ 193,000           $ 35,022

          Less valuation allowance                           (193,000)           (35,022)
                                                             --------            -------

          Net Deferred Tax Assets                           $       0           $      0
                                                            =========           ========

NOTE 8 -  ACCRUED EXPENSES

          Accrued expenses as of December 31, 1999 and 1998, consisted of the following:

                                                            1999                1998
                                                            ----                ----
          Accrued audit fees                                $ 20,500            $    0
          Accrued legal fees                                   6,000                 0
                                                               -----                 -

          Total Accrued Expenses                            $ 26,500            $    0
                                                            ========            ======

NOTE 9 - CONCENTRATION OF CREDIT RISK ARISING FROM CASH DEPOSITS IN EXCESS OF INSURED LIMITS

          The Company maintains its cash balances at several financial institutions located in the United States and Canada. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 and the Canadian Deposit Insurance Corporation up to $60,000 Canadian dollars. Uninsured balances as of December 31, 1999, were approximately $478,048.

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


NOTE 10 - REGULATORY INVESTIGATION

          In January, 2000, the Securities and Exchange Commission ("SEC") began a non-public, fact-finding inquiry investigating the Company's business dealings. In April, 2000, the staff of. the Central Regional Office of the SEC intended to recommend that an enforcement action be brought against the Company and Arnold Takemoto (the President of the Company) seeking an order requiring the Company and Mr. Takemoto cease and desist and/or be enjoined from its unlawful conduct and, if appropriate, to also seek the imposition of civil money penalties. The Company and Mr. Takemoto intend to submit a written statement as provided in Rule 5(c) of the Commission's Rules on informal and Other Procedures, 17 C.F.R. sec. 202.5. Management believes this investigation and subsequent recommendation will not have a material negative impact on the business of the Company.

NOTE 11 - STOCKHOLDERS' EQUITY

          In June, 1997, the Company issued 3,000,000 restricted shares of common stock to its founder in exchange for consulting services. The transaction was valued at $3,000.

          In June, 1997, in connection with a Rule 504 Regulation D Offering, the Company issued 200,000 shares of common stock for cash at $0.25 per share, or $50,000. After expenses of the offering of $5,500, the'-net proceeds were $44,500. These shares were issued to one hundred and four non-accredited investors. The proceeds of this offering were used for the initial development of the Company's internet website and related products and services.

          In September, 1998, in connection with a Rule 504 Regulation D Offering, the Company issued 2,000,000 shares at $0.05 per share, or $100,000. After expenses of the offering of $3,500, the net proceeds were $96,500. This offering included warrants convertible into common stock at $0.05 per share, expiring September 18, 2001. These shares were sold to sixteen non-accredited investors. The proceeds from this offering were used for the development of internet products and services. In December, 1999, 360,000 of the warrants were

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


NOTE 11 - STOCKHOLDERS' EQUITY (CONT'D)
          -----------------------------

          converted to common stock at $0.05 per share. There are 1,640,000 warrants were outstanding from this issuance as of the date of these financial, statements.

          In March, 1999, in connection,with a Rule 504 Regulation D Offering, the Company issued 166,600 shares of common stock at $0.60029 per share for cash, or $100,000. After expenses of, the offering of $3,500, the net proceeds were $96,500. This offering included warrants convertible into common stock at $0.65 per share until March 'l, 2003. These shares were sold to one non-accredited investor. The proceeds from this offering were used for the development of the Company's internet website and working capital. As of the date of the financial statements none of the warrants have been converted.

          In August, 1999, in connection with a Rule 504 Regulation D Offering, the Company authorized the sale of 128,000 restricted common shares arid Warrants at $2.50 per unit totaling $320,000. The warrants are convertible at $2.35 per share, expiring on August 18, 2002. All of the units were sold to two accredited investors.

          In August, 1999, the Company issued 1,000 restricted common shares in connection with consulting services valued at $1,250.

          In October, 1999, in connection with an Investor Relations Agreement with Thor Equity Group, Inc. ("Thor") a related party, the Company issued 100,000 shares of restricted common stock in consideration for consulting services valued at $125,000.

          In December, 1999, in connection with a Rule 504 Private Placement, the Company authorized the sale of 350,000 restricted shares of common stock at $1.50 per share. Each share included a warrant convertible into common stock at $1.50 per share, expiring December 1, 2004.

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


NOTE 11 - STOCKHOLDERS' EQUITY (CONT'D)

          In December, 1999, 350,000 warrants were exercised and converted into common shares at $0.05 per share, resulting in net proceeds to the Company of $18,000.

NOTE 12 ~ OPERATING LEASES

          In April, 1999, the Company leased an automobile for its President. The lease agreement requires monthly payments of $1,075 over a period of 24 months, totaling $25,769. The lease was prepaid and is being amortized on a straight-line basis over its term.

NOTE 13 - RELATED PARTY TRANSACTIONS

          During 1999, the Company advanced funds to and received repayments from stockholders. The amount owed by stockholders as of December 31, 1999, was $12,236. The advances were non-interest bearing.

          During 1999, the Company recognized development stage revenues aggregating $19,332. These revenues were derived from sales to Mr. Arnold Takemoto, its President, in connection with his consulting practice. Prior to 1999, $15,500 of development. stage revenues. were recognized from web design and other internet related consulting services. These revenues were unrelated to the Company's current business model. During 1998, the Company wrote off as bad debts
          $12,000 of accounts receivable applicable to these revenues, which were also from related parties.

          In April, 1999, the Company entered into an agreement with Thor. The original agreement required payments of $5,000 per month for various consulting. and investor relation services. In August, 1999, the agreement was modified and the payments were increased to $15,000 per month. The fee was allocable as follows:

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

NOTE 13 -- RELATED PARTY TRANSACTIONS (CONT'D)

                Consulting services             $10,000
                Rent                              2,690
                Office supplies and
                   other miscellaneous expenses   2,310
                                                  -----
                Total                           $15,000
                                                =======

           The agreement is on a month-to-month basis and can be terminated by either party upon 30 days written notice. (Note 15)

NOTE 14 -- AGREEMENTS

           In July, 1999, the Company entered into a one-year agreement with ScreamingMedia.Net, Inc. ("Screaming") to provide internet information services to the Company. The Company paid Screaming a $2,250 setup fee and is be obligated to pay $750 per month for 12 consecutive months. The agreement is automatically extended for a period of one year after the expiration of the initial term, unless either the Company or Screaming provides written notice at least 90 days prior to the end of the term.

           In August, 1999, the Company entered into a one-year agreement with Teltran International, Inc. ("Teltran"), a global facilities-based common carrier. Teltran provides state of the art internet and telecommunications related solutions to corporations, telecom carriers and individuals on a worldwide basis. The agreement can be terminated by either party upon 30 days written notice.

           In September, 1999, the Company entered into a licensing agreement with CenterWatch, Inc. ("CenterWatch"), who will provide interactive services for the distribution of information pertaining to clinical trials and newly approved drugs to patients, caregivers and research professionals through a website portal. The agreement is for an initial term of one year and is automatically renewable for an additional four-month term unless either party provides written notice at least 30 days prior to expiration. The

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


NOTE 14 - AGREEMENTS (CONT'D)
          -------------------

          Company will pay Centerwatch $500 for the first four months of the initial term, $750 per month during the following four months, and $1,000 per month during the last four months of the initial term.

          In October, 1999, the Company entered into an agreement with PlanetRx.cam, Inc. ("PlanetRx") to provide promotional services on the CancerOption.com portal. The agreement calls for monthly payments of $1,039 from the Company to PlanetRx for a one year period. The agreement can be terminated by either party upon 30 days written notice.

          In November, 1999, the Company entered into a 30 day agreement with Online Health Site Springboard Inc. ("Springboard'"). Springboard is a natural health products company that offers.specific products that restore balance to various body systems. Springboard will offer its audience a targeted line of nutritional supplements on the Company's portal. The agreement can be terminated by either party upon 30 days written notice.

NOTE 15 - SUBSEQUENT EVENTS

          In January, 2000, the Company issued 100,000 shares of restricted common stock in consideration for consulting services to Dr. Darryl See, Chief Medical Officer and a Director of the Company.

          in January, 2000, the Company entered into an agreement with Michael Guthrie who will provide articles related to the Company's business objectives. Mr. Guthrie will be compensated at a rate of $1.000 per week, of which $500 will be in the form of restricted common stock. The term of the agreement is month-to-month and can be terminated by either party upon 30 days written notice.

          In January, 2000, the Company entered into an agreement with Aerial Dynamics Inc., who will register the Company to search engines, run search engine visibility reports, perform analysis, and communicate the repoxt to the Company and the

                             CANCEROPTION.COM, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


  NOTE 15 - SUBSEQUENT EVENTS (CONT' D)
            ---------------------------

          web developer for corrections for a fee of $450 per month. The term of the contract is month-to-month and can be terminated by either party upon 30 days written notice.

          In February, 2000, the Company entered into an agreement with Mark & Associates Consulting Limited ("Mark") to provide sponsorship advertisers on the Company's website. Mark will be compensated by a 15% commission based upon advertising revenues it generates. The agreement is on a month-to-month basis and can be terminated by either party by upon 30 days written notice.

          In February, 2000, the Company entered into an agreement with . CapMed Corporation ("CapMed") whereby CapMed will permanently place the CancerOption.com logo on Personal Health Records ("PHR") software for a one time fee of $500. The agreement is on a month-to-month basis and can be terminated by either party upon 30 days written notice.

          In March,  2000, the Company  terminated its agreement with Thor (Note
          13). The Company intends to hire all of Thor's employees.

          Subsequent to year-end, certain restricted common stock and stock options previously issued in lieu of compensation were rescinded. The effects of the rescission has been retroactively applied to the~.financial statements as if the transactions had never occurred.

          Subsequent to December 31, 1999, the Company agreed in principle to a compensation agreement with its President. The term of the agreement is fox~one year, automatically renewable for a period of one year each consecutive year thereafter, unless prior notice is given by either party. Initial compensation will be at an annual rate of approximately $60,000, commencing March 15, 2000. 'the board of directors has agreed to issue restricted common shares to the President as additional compensation and incentives. The amounts to be issued will be based upon the fair market value of the shares, less discounts for restrictions and lack of marketability.

                          PANTHEON TECHNOLOGIES, INC.
                              Scottsdale, Arizona

                                  AUDIT REPORT

                           DECEMBER 31,1998 AND 1997

                                    CONTENTS

Independent Auditors' Report                                                  1

Balance Sheet at December 31, 1998 and 1997                                   2

Statement of Operations For The Year Ended December 31, 1998, For The
   Period From Inception (April 17, 1997) To December 31, 1997, and For
   The Period From Inception (April 17, 1997) To December 31, 1998            3

Statement of Stockholders' Equity From Inception (April 17, 1997) To
   December 31, 1998                                                          4

Statement of Cash Flows For The Year Ended December 31, 1998, For The
   Period From Inception (April 17, 1997) To December 31, 1997, and For
   The Period From Inception (April 17, 1997) To December 31, 1998           5-6

Notes to the Financial Statements                                           7-10

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

CLANCY AND CO., P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

26TH PLACE                                             PHONE: (602) 266-2646
2601 E. THOMAS RD.                                     FAX:   (602) 224-9496
SUITE 110                                              EMAIL: CLANCYPLLC@AOL.COM
PHOENIX, AZ 85016


                          INDEPENDENT AUDITORS'REPORT

Board of Directors
Pantheon Technologies, Inc.
Scottsdale, Arizona 85260

We have audited the accompanying balance sheet of Pantheon Technologies, Inc. (A Development Stage Company), (the Company), as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998, for the period from Inception (April 17, 1997) to December 31, 1997, and for the period from Inception (April 17,.1997) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note I to the financial statements, the Company is a development stage Company since its inception April 17, 1997. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Clancy and Co., P.L.L.C.
Phoenix, Arizona
April 30, 1999

                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                                  BALANCE SHEET
                           DECEMBER 31, 1998 AND 1997

                                                            1998         1997
ASSETS

Current Assets
        Cash                                                $    244     $   2,732

        Accounts Receivable                                        0        12,000
        Stock Subscription Receivable (Note 3)                50,500             0
Total Current Assets                                          50,744        14,732
Total Assets                                                $ 50,744     $  14,732

LIABILITIES AND STOCKHOLDERS'EQUITY

Current Liabilities Accrued Expenses                        $    75O     $    None

Stockholders' Equity
  Common Stock: $0.001 Par Value, 100,000,000 Shares
  Authorized; Issued and Outstanding, 5,200,000 and
  3,200,000 Shares at December 31, 1998 and 1997               5,200         3,200

Additional Paid In Capital                                   147,800        49,800
Loss Accumulated During The Development Stage               (103,006)      (38,268)
Total Stockholders' Equity                                    49,994        14,732
Total Liabilities and Stockholders' Equity                  $ 50,744     $  14,732


   The accompanying notes are an integral part of these financial statements.

                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                            STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31,1998, FOR THE PERIOD
        FROM INCEPTION (APRIL 17,1997) TO DECEMBER 31,1997, AND FOR THE
           PERIOD FROM INCEPTION (APRIL 17,1997) TO DECEMBER 31,1998


                                                                        For The Period   For The Period
                                                                        From Inception   From Inception
                                                  For The Year            (April 17,       (April 17,
                                                  Ended                   1997) To         1997) To
                                                  December 31,            December 31,     December 31,
                                                  1998                    1997             1998
Revenues                                          $    3,500              $   12,000       $   15,500

Expenses
  General and Administrative                          68,273                  51,081          119,354
Operating Loss                                       (64,773)                (39,081)        (103,854)

Other Income
  Interest Income                                         35                     813              848
                                                          --                     ---              ---
Net Loss                                          $  (64,738)                (38,268)        (103,006)

Net Loss Per Weighted Share of
  Common Stock                                    $    (0.02)             $    (0.02)      $    (0.03)

Weighted Shares of Common Stock and
Common Stock Equivalents Outstanding               3,866,666               2,350,000        3,866,666
                                                   ---------               ---------        ---------

   The accompanying notes are an integral part of these financial statements.

                           PANTHEON TECHNOLOGIES, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS'EQUITY
                 FOR THE PERIOD FROM INCEPTION (APRIL 17,1997)
                              TO DECEMBER 31, 1998


                                                                                               Loss
                                                                                               Accumulated
                                                                              Additional       During the
                                                       Common     Stock       Paid In          Development
                                                       Shares     Amount      Capital          Stage               Total
Issuance of Common Stock For Services
   Rendered at $.001 per Share as of
   April 17, 1997                                      3,000,000  $ 3,000     $                $                   $  3,000
Issuance of Common Stock For Cash at
   $.25 Per Share                                        200,000      200       49,800                               50,000

Loss From Inception (April 17, 1997)
   To December 31, 1997                                                                          (38,268)           (38,268)

Balance, December 31, 1997                             3,200,000    3,200       49,800           (38,268)            14,732

Issuance of Common Stock For Cash at
   $.05 Per Share                                      2,000,000    2,000       98,000                              100,000

Loss, Year Ended December 31, 1998                                                               (64,738)           (64,738)

Balance, December 31, 1998                             5,200,000    5,200      147,800          (103,006)            49,994
                                                       ---------    -----      -------          ---------            ------

The accompanying notes are an integral part of these financial statements.

                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                            STATEMENT OF CASH FLOWS
              FOR THE YEAR ENDED DECEMBER 31,1998, FOR THE PERIOD
        FROM INCEPTION (APRIL 17,1997) TO DECEMBER 31,1997, AND FOR THE
           PERIOD FROM INCEPTION (APRIL 17,1997) TO DECEMBER 31,1998


                                                                         For The Period     For The Period
                                                                         From Inception     From Inception
                                                                         --------------     --------------
                                                       For The Year        (April 17,          (April 17,
                                                       Ended                1997) To            1997) To
                                                       December 31,         December 31,        December 31,
                                                       1998                 1997                1998
                                                       ----                 ----                ----
Cash Flows From Operating Activities
   Net Loss                                            $   (64,738)         $    (38,268)       $  (103,006)
   Adjustments to Reconcile Net Loss to Net
      Cash Used In Operating Activities

   Common Stock Issued for Services                              0                 3,000              3,000
   Write-off of Bad Debt Expense                            12,000                     0             12,000
   Changes in Assets and Liabilities
   (Increase) Decrease in Accounts Receivable                    0               (12,000)           (12,000)
   (Increase) Decrease in Stock Subscription
      Receivable                                           (50,500)                    0            (50,500)
    Increase (Decrease) in Accrued Expenses                    750                     0                750
                                                               ---                     -                ---
Total Adjustments                                          (37,750)               (9,000)           (46,750)
Net Cash Used In Operating Activities                     (102,488)              (47,268)          (149,756)

Cash Flows From Investing Activities                             0                     0                  0
Net Cash Flows From Investing Activities                         0                     0                  0

Cash Flows From Financing Activities
  Proceeds From Sale of Common Stock                       100,000                50,000            150,000
Net Cash Provided By Financing Activities                  100,000                50,000            150,000

Increase (Decrease) In Cash and Cash Equivalents            (2,488)                2,732                244

Cash and Cash Equivalents, Beginning of Year                 2,732                     0                  0

Cash and Cash Equivalents, End of Year                 $       244          $      2,732         $      244


   The accompanying notes are an integral part of these financial statements.

                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                            STATEM[ENT OF CASH FLOWS
              FOR THE YEAR ENDED DECEMBER 31,1998, FOR THE PERIOD
        FROM INCEPTION (APRIL 17,1997) TO DECEMBER 31,1997, AND FOR THE
           PERIOD FROM INCEPTION (APRIL 17,1997) TO DECEMBER 31,1998


                                                                       For The Period    For The Period
                                                                       From Inception    From Inception
                                                                       --------------    --------------
                                                  For The Year             (April 17,      (April 17,
                                                  Ended                     1997) To        1997) To
                                                  December 31,              December 31,    December 31,
                                                  1998                      1997            1998
                                                  ----                      ----            ----
Supplemental Information:
Cash Paid For:
     Interest                                     $     0                   $     0         $     0

     Income taxes                                 $     0                   $     0         $     0

Noncash Financing Activities:
  Common Stock Issued For Services                $     0                   $ 3,000         $ 3,000


   The accompanying notes are an integral part of these financial statements.

                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31,1998 AND 1997

NOTE 1 - ORGANIZATION
---------------------

Pantheon Technologies, Inc. (the Company) was incorporated under the laws of the State of Florida on April 17, 1997, with an authorized capital of 100,000,000 shares of common stock with a par value of one mil ($0.001) per share. The Company is engaged in the development of Internet related products and services.

On April 17, 1997, the Company issued 3,000,000 shares of common stock for services rendered at $0.001, or $3,000.

On July 31, 1997, the Company completed an Offering Memorandum for 200,000 shares of common stock for cash at $0.25 per share, or $50,000.

On September 21, 1998, the Company completed an Offering Memorandum for 2,000,000 shares of common stock for cash at $.05 per share, or $100,000. Each share has a warrant attached entitling the holder to acquire additional common stop at $0.05 per share until September 18, 2001.

The financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not purport to give effect to adjustments, if any, that may be necessary should the Company be unable to continue as a going concern. The continuation of the Company as a going concern, is dependent upon the Company's ability to establish itself as a profitable business. The Company's ability to achieve these objectives cannot be determined at this time. It is the Company's belief that it will continue to incur losses for at least the next 12 months, and as a result will require additional funds to be obtained from private or public equity investments to meet such needs.

NOTE 2- SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------

A. Accounting Method
--------------------

The Company's financial statements are prepared using the accrual method of accounting.

B. Revenue Recognition
----------------------

Revenues are primarily recognized as products are shipped and services rendered. Accounts receivable are shown net of allowance for doubtful accounts, which are estimated as a percent of accounts receivable and sales, respectively, based on prior years experience.

                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31,1998 AND 1997

NOTE 2- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------

C.Cash and Cash Equivalents
---------------------------

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash and cash equivalents.

D. Use of Estimates
-------------------

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

E. Income Taxes
---------------

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. See Note 4.

F. Earnings or Loss Per Share
-----------------------------

Basic earnings or loss per share has been computed based on the weighted average number of common shares and common share equivalents outstanding. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No. 128, "Earnings Per Share." Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. The number of shares used in computing earnings
(loss) per common share at December 3 1, 1998 and 1997 was 3,3 00,000 and 3, 100,000, respectively.

G. Business Segment Information
-------------------------------

The Company implemented SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," on January 1, 1998. The Company operates in one industry segment, that being the development of Internet related products and services. There were no material amounts of sales or transfers among geographic areas or major customers within the United States.

                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 2- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------

H. Pending Accounting Pronouncements
------------------------------------

It is anticipated that current pending accounting pronouncements will not have an adverse impact on the financial statements of the Company.

NOTE 3 -STOCK SUBSCRIPTION RECEIVABLE
--------------------------------------

Stock Subscription Receivable at December 31, 1998, of $50,500 represents the balance of funds due for a 504 Offering Memorandum completed on September 21, 1998. The entire balance was collected during 1999, prior to the date of issuance of the financial statements.

NOTE 4 - INCOME TAXES
---------------------

There is no current or deferred tax expense for the years ended December 31, 1998 and 1997, due to the Company's loss position. The benefits of timing differences have not been previously recorded.

The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities on the accompanying balance sheet is a result of the following:


Deferred Taxes                               1998            1997
--------------                               ----            ----
NOL Carryforwards                            $ (35,022)      $  (5,740)
Total                                          (35,022)         (5,740)
Valuation Allowance                             35,022           5,740
Net Deferred Tax Assets                      $       0       $       0


A reconciliation between the statutory federal income tax rate (34%) and the effective rate of income tax expense for each of the years during the period ended December 31 follows:

                                             1998           1997
                                             ----           ----
Statutory Federal Income Tax Rate            (34.0%)        (15.0%)
Increase in Valuation Allowance               34.0           15.0
Effective Income Tax Rate                      0.0%           0.0%


                          PANTHEON TECHNOLOGIES, INC.
                         (A Development Stage Company)
                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 4 - INCOME TAXES (CONTINUED)
---------------------------------

The Company has available  net operating  loss  carryforwards  of  approximately
$103,000  for  tax  purposes  to  offset  future  taxable  income,   and  expire
principally in the year 2012,

NOTE 5 - STOCK OPTIONS
----------------------

The Company has authorized the 1998 Employee Stock Option Plan that provides for the granting of stock options to officers and key employees. The objecti " ves of this plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire common stock. The plan authorizes the Company to grant up to 1,000,000 shares. No shares have been granted as of April 30, 1999.

NOTE 6 - SUBSEQUENT EVENTS
--------------------------

On April 15, 1999, the Company changed its name to CancerOption.com, Inc.

                                    PART III

ITEM 1.           INDEX TO EXHIBITS

         Exhibit 3
                  (i)      Articles of Incorporation and Amendments*
                  (ii)     Bylaws*

         Exhibit 16        Letter on Change in Certifying Accountant*
         Exhibit 27        Financial Data Schedule
         Exhibit 99
                  (i)      Written Profile of New Auditors*
                  (ii)     Sub-Lease for Office*

* Indicates exhibits that were previously submitted in an earlier filing.

                                   SIGNATURES

         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, who is duly authorized.

                                    Registrant: CANCEROPTION.COM, INC.
                                    Date: October 23, 2000


                                    By /s/ Arnold Takemoto
                                    ----------------------
                                    Arnold Takemoto, President, CEO and Director


                                    By  /s/ Douglas Brodie
                                    ----------------------
                                    Douglas Brodie, MD, Director